Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

SECOND QUARTER 2009 FINANCIAL RESULTS

•      Revenues of $84.0 Million, 22.5% Increase over Second Quarter 2008

•      Net Loss of $2.3 Million, Compared to Net Income of $12.1 Million in Second Quarter 2008

•      Earnings Before Non-Cash Charges of $32.5 Million, 11.5% Increase over Second Quarter 2008

Silver Spring, MD, July 31, 2009: United Therapeutics Corporation (NASDAQ: UTHR) today announced its results of operations for the quarter ended June 30, 2009.

From Left:  John Ferrari, CFO; Martine Rothblatt, CEO; Roger Jeffs, President & COO; and Paul Mahon, EVP & General Counsel

Total revenues for the second quarter of 2009 were $84.0 million, up from $68.6 million for the second quarter of 2008. We recognized a net loss of $2.3 million, or $(0.09) per basic share, for the second quarter of 2009, compared to net income of $12.1 million, or $0.53 per basic share, for the second quarter of 2008. The net loss for the second quarter of 2009 was primarily the result of an increase in non-cash, share-based compensation expenses recognized during the quarter. Gross margins from sales were $73.6 million for the second quarter of 2009, compared to $60.6 million for the second quarter of 2008. Earnings before non-cash charges, defined as net (loss) income before non-cash interest and income taxes, depreciation, amortization, impairment charges and share-based compensation (stock option and share tracking award expense), were $32.5 million for the second quarter of 2009, up from $29.2 million for the second quarter of 2008.

Results for the second quarter of 2008 have been adjusted for the retrospective adoption of Financial Accounting Standards Board Staff Position No. APB 14-1 (FSP APB 14-1), which became effective January 1, 2009.

“I am pleased that our quarterly sales have increased to a record high,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “The impact of these record sales, coupled with strong margins, is what drove our 11.5% growth in earnings before non-cash charges. Our net loss is primarily due to the accounting treatment of our long-term share-based compensation plans, which tracks the increase in the price of our common stock this quarter. Our increased stock price also highlights our mature pipeline, which has the potential for further growth through continued market penetration by Remodulin, our recent launch of Adcirca, the only once-daily PDE-5 inhibitor for PAH, and the expected launch of Tyvaso, our now FDA-approved inhaled prostacyclin analogue.”

Research and Development Expenses

The table below summarizes research and development expenses by significant component (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2009	2008	Change
Program:
Cardiovascular	$13,105	$11,890	10.2%
Other	6,608	3,938	67.8%
Share-based compensation	8,933	3,313	169.6%
Total research and development expenses	$28,646	$19,141	49.7%

Cardiovascular. The increase in cardiovascular program expenses for the quarter ended June 30, 2009, is principally related to the commencement of our modified FREEDOM-M and new FREEDOM-C2 clinical trials.

Share-based compensation. The increase in share-based compensation expense for the quarter ended June 30, 2009, as compared to the quarter ended June 30, 2008, is primarily due to the increase in the price of our common stock during the quarter, which resulted in additional compensation expense relating to outstanding grants under our Share Tracking Awards Plan (STAP).

Selling, General and Administrative Expenses

The table below summarizes selling, general and administrative expenses by major category (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2009	2008	Change
Category:
General and administrative	$12,960	$9,444	37.2%
Sales and marketing	11,049	9,316	18.6%
Share-based compensation	25,362	4,333	485.3%
Total selling, general and administrative expenses	$49,371	$23,093	113.8%

General and administrative. The increase in general and administrative expenses for the quarter ended June 30, 2009, resulted mainly from expenses incurred in connection with the operation of our newly constructed facility in Research Triangle Park, North Carolina.

Sales and marketing. The increase in sales and marketing expenses for the quarter ended June 30, 2009, primarily reflects expenses incurred in connection with our new marketing campaign for Adcirca (tadalafil) tablets.

Share-based compensation. The increase in share-based compensation expense for the quarter ended June 30, 2009, as compared to the quarter ended June 30, 2008, is primarily due to the increase in the price of our common stock, which resulted in additional compensation expense relating to both the outstanding grants under our STAP and a potential year-end stock option grant.

Earnings Before Non-Cash Charges

The following table provides a reconciliation of net (loss) income to earnings before non-cash charges for the three-month periods ended June 30, 2009 and 2008 (in thousands, except per share data):

	Three Months Ended June 30,
	2009	2008 As adjusted(1)
Net (loss) income, as reported	$(2,344)	$12,062
Add non-cash charges:
Interest expense	3,248	2,642
Depreciation and amortization	2,403	1,028
Income tax (benefit) expense, net of taxes paid	(5,135)	6,221
Impairment charges	—	152
Share-based compensation	34,364	7,086
Earnings before non-cash charges	$32,536	$29,191

Earnings before non-cash charges per share:
Basic(2)	$1.23	$1.29
Diluted(3)	$1.19	$1.20

(1)   Adjusted for the retrospective adoption of FSP APB 14-1.

(2)   Calculated by dividing earnings before non-cash charges presented above by the weighted average number of shares outstanding for the period.

(3)   Calculated by dividing earnings before non-cash charges presented above by the weighted average number of shares outstanding for the period adjusted for potentially dilutive securities. For the quarter ended June 30, 2009, approximately 27.4 million shares were used to calculate diluted earnings before non-cash charges.

Conference Call

United Therapeutics will host a half-hour teleconference on Friday, July 31, 2009, at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing 877-852-6576, with international callers dialing 719-325-4788.  A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 888-203-1112, with international callers dialing 719-457-0820, and using conference code: 4416949.

This teleconference is also being webcast and can be accessed via United Therapeutics’ website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before non-cash charges, a financial non-GAAP measure, internally for operating, budgeting and financial planning purposes. We believe this measure enhances our investors’ understanding of our performance; however, the presentation of this non-GAAP financial measure is not to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations and intentions related to financial performance and results, including our stock price performance, the market penetration of Remodulin, and the growth potential for Adcirca and Tyvaso. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.  We are providing this information as of July 31, 2009, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

Remodulin and Tyvaso are trademarks of United Therapeutics Corporation.

Adcirca is a trademark of Eli Lilly and Company. [uthr-g]

*         *         *

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		As Adjusted(1)		As Adjusted(1)
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$81,009	$65,497	$157,867	$124,650
Service sales	2,648	2,393	5,178	4,620
License fees	323	666	665	1,333
Total revenues	83,980	68,556	163,710	130,603

Operating expenses:
Research and development	28,646	19,141	49,605	40,217
Selling, general and administrative	49,371	23,093	78,589	42,424
Cost of product sales	9,015	6,564	17,081	12,739
Cost of service sales	1,069	768	1,989	1,479
Total operating expenses	88,101	49,566	147,264	96,859
(Loss) income from operations	(4,121)	18,990	16,446	33,744

Other (expense) income:
Interest income	1,335	2,804	3,056	6,412
Interest expense	(3,248)	(3,601)	(5,885)	(6,285)
Equity loss in affiliate	(38)	(43)	(57)	(156)
Other, net	529	817	894	525
Total other (expense) income, net	(1,422)	(23)	(1,992)	496
(Loss) income before income tax	(5,543)	18,967	14,454	34,240
Income tax benefit (expense)	3,199	(6,905)	(3,599)	(12,467)
Net (loss) income	$(2,344)	$12,062	$10,855	$21,773
Net (loss) income per common share:
Basic	$(0.09)	$0.53	$0.41	$0.97
Diluted	$(0.09)	$0.50	$0.40	$0.90
Weighted average number of common shares outstanding:
Basic	26,491	22,600	26,466	22,467
Diluted	26,491	24,328	27,343	24,120

(1) Adjusted for the retrospective adoption of FSP APB 14-1.

CONSOLIDATED BALANCE SHEET DATA

June 30, 2009

(unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts of $46,155)	$350,677
Total assets	$951,671
Total liabilities and common stock subject to repurchase	$346,691
Total stockholders’ equity	$604,980